Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2001 Stock Incentive Plan and 2007 Equity Incentive Plan of Cavium Networks, Inc. of our reports dated February 13, 2007, except for Note 14, which is as of April 12, 2007, relating to the consolidated financial statements and financial statement schedule of Cavium Networks, Inc., which appear in the Company’s Registration Statement on Form S-1 (No. 333-140660) filed with the Securities and Exchange Commission.
     /s/ PricewaterhouseCoopers LLP
     San Jose, California
     May 18, 2007